Exhibit 99.1

    EPL Announces Record High First Quarter 2003 Net Income Led By
       Record High Production Volumes and Strong Energy Prices


    NEW ORLEANS--(BUSINESS WIRE)--May 5, 2003--Energy Partners, Ltd. ("EPL") (NYSE: EPL) announced today net income available to common stockholders for the first quarter of 2003 of $13.3 million, or $0.44 per diluted share. First quarter net income includes an after-tax benefit of $2.3 million, or $0.07 per diluted share, related to the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards Board Statement 143 ("Accounting for Asset Retirement Obligations") which is effective January 1, 2003. In the same period a year ago, EPL reported a net loss available to common stockholders of $6.5 million, or $0.24 per diluted share. First quarter 2002 results included a charge of $1.2 million for severance expense relating to the rationalization of EPL's organization following the acquisition of Hall-Houston Oil Company.
    EPL's first quarter 2003 discretionary cash flow, which is cash flows from operating activities before changes in working capital and before total exploration expenditures, totaled $37.5 million as compared to $9.4 million in the same quarter of 2002 (see reconciliation of discretionary cash flow schedule in the tables). First quarter 2003 cash flows from operating activities totaled $24.8 million as compared to negative cash flows of $7.2 million in the same quarter of 2002.
    EPL said first quarter 2003 results benefited from record high production volumes and sharply higher natural gas and oil prices. A decline in lease operating expenses and exploration expenses compared with the same quarter a year ago was offset by increased depreciation, depletion and amortization expenses related to higher production volumes, and higher taxes, other than on earnings related to higher commodity prices.
    In the first quarter of 2003, natural gas sales volumes rose 31% to a record 70.0 million cubic feet of natural gas ("Mmcf") per day from 53.3 Mmcf per day in the same period a year ago. Crude oil production averaged 8,012 barrels per day in the first quarter of 2003 compared with 8,876 barrels per day in 2002's first quarter. Total production on a barrel of oil equivalent ("Boe") basis rose to a record 19,680 Boe per day in the first quarter of 2003, up 11% from the first quarter of 2002. Natural gas production rose as a result of new production brought on line from successful drilling activities.
    Realized natural gas prices in the first quarter of 2003 more than doubled from the same period a year ago, averaging $5.58 per thousand cubic feet ("Mcf") compared with $2.77 per Mcf in the same quarter of 2002. Realized oil prices also increased sharply, averaging $30.24 per barrel in the first quarter of 2003, up 49% from $20.33 per barrel in the same period a year ago. All of the above prices are stated net of the impact of EPL's hedging program.
    Richard A. Bachmann, EPL's Founder, Chairman, President and Chief Executive Officer commented, "Our first quarter results were excellent. We achieved record production volumes in the same quarter in which we experienced the highest commodity prices on a Boe basis since our Company's inception. Our operations team did an excellent job of quickly tying into production all but three of our drilling successes from late 2002, allowing us to take advantage of very attractive commodity prices during the quarter. At the same time, we made significant progress toward our goal of lowering lease operating expenses, averaging $4.53 per Boe of production, down 18% from $5.50 per Boe in the same quarter a year ago."
    During the first quarter of 2003, the Company's capital expenditures totaled $24.3 million. At quarter-end EPL's long-term debt totaled $118.7 million while cash and cash equivalents stood at $2.9 million.
    On April 16, 2003, the Company completed the public offering of 6,796,116 shares of its common stock which was priced at $9.50 per share. The offering included 4,210,526 shares offered by the Company, 1,723,727 shares offered by Evercore Capital Partners L.P. and certain of its affiliates, and 861,863 shares offered by Energy Income Fund, L.P. The Company is using the proceeds net of expenses and underwriting discounts and commissions from the offering of approximately $37.6 million to repay a portion of the outstanding borrowings under its revolving credit facility. The Company did not receive any proceeds from the shares offered by the selling shareholders. The underwriters have exercised their option to purchase 1,019,417 additional shares to cover over-allotments, the proceeds from which also go to the selling shareholders and not to the Company.

    Hedging Positions

    The Company further increased its hedging positions on its oil and natural gas production for 2003 during the first quarter. A summary of its current hedging positions is available under the Investor
Relations section at the Company's web site, www.eplweb.com.

    Operational Highlights

    During the first quarter of 2003, EPL successfully completed eight of nine workovers/recompletions, of which five were natural gas and three were oil. The Company also initiated its 2003 drilling program, which currently includes 19 exploration wells and 8 development wells. During the first quarter of 2003, the Company successfully drilled its first new exploratory well of the year, the Eyeball prospect at Greater Bay Marchand, under its drill-to-earn arrangement with ChevronTexaco. The SL 1486 #1 well located in 44 feet of water about three miles off the Louisiana coast was drilled to a total depth of 10,372 feet and encountered a total of 80 feet of net oil and natural gas pay in four sand objectives. The well was brought on line at the end of April with an initial test of 1.5 Mmcf per day. Plans are to optimize the well to 4 Mmcf per day. EPL is the operator of the well and owns a 43.6% working interest.
    EPL currently has rigs on location for two exploratory wells. At East Cameron Block 378, the well has logged 86 feet of apparent net natural gas pay in a total of two sands. A liner was set to protect the shallowest logged pay. The well was then sidetracked and the deepest productive interval has since been cased. Completion plans are currently being evaluated. EPL is the operator of the well and owns a 33% working interest.
    One additional exploratory well is currently drilling at East Cameron Block 44, where EPL is the operator and owns a 33% working interest. The well is currently drilling below 12,200 feet going to a total measured depth of 14,846 feet.
    The Company announced during the first quarter that it was the apparent high bidder on six blocks encompassing 30,000 gross acres at the Central Gulf of Mexico Lease Sale 185. Prospects on as many as three of the six blocks could be drilled in 2003 assuming the blocks are awarded. The total amount of EPL's bids on these blocks was approximately $4 million. The Company was recently informed that it was awarded South Timbalier Block 46 in which it has a 100% working interest and will be the operator. It has also been awarded South Timbalier Block 41 in which it has a 60% working interest and is the operator, and South Marsh Island Block 109 in which it has a 25% working interest. Bids on the remaining three blocks are currently under evaluation by the Minerals Management Service.
    Bachmann continued, "We are very pleased with the success of our recent equity offering and welcome all of our new shareholders. We believe we have an exciting year ahead for all of us. Our capital spending program for 2003 is well underway, with significant development activity already completed at the sites of our 2002 drilling successes, as well as having rigs on location for two exploratory wells. In total, we plan to drill 27 new wells this year compared with 17 in 2002. We expect to drill them fairly evenly through the year, keeping three to five rigs busy at all times. Our exploratory program is particularly exciting as it provides us with an excellent mix of low to moderate risk drilling opportunities as well as a number of higher risk, higher potential prospects. We are also very well positioned to take advantage of any opportunities to acquire strategic properties in our Gulf of Mexico Shelf focus area. We believe our multi-faceted strategy of exploration, exploitation, acquisitions and drill-to-earns will enable us to continue to create value for all of our shareholders."

    Conference Call

    EPL has scheduled its quarterly earnings conference call for today, May 5, 2003 at 10:00 a.m. (Central Daylight Time) during which the Company will discuss first quarter results and provide guidance for the second quarter and balance of 2003. EPL's guidance will be available in the Investor Relations section of its web site. To participate in the conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial
(706) 634-0487. The Conference I.D. for all callers is 9699052. The conference call will also be webcast live as well as for on-demand listening at the Company's web site by accessing "Conference Call" under the Investor Relations section of its site.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.
    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.



                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In Thousands, Except per share data)


                                                 Three Months Ended
                                                      March 31,
                                              ----------- ------------
                                                 2003         2002
                                              -----------  -----------
                                                    (unaudited)
Revenues:
  Oil and natural gas                        $    56,954  $    29,541
  Other                                              283         (416)
                                              -----------  -----------
                                                  57,237       29,125
                                              -----------  -----------

Costs and expenses:
   Lease operating                                 8,017        8,800
   Taxes, other than on earnings                   2,371        1,550
   Exploration expenditures                        1,307        2,322
   Depreciation, depletion and amortization       17,572       16,383
   General and administrative:
      Stock-based compensation                       126          127
      Other general and administrative             7,439        6,253
      Severance costs                                  -        1,211
                                              -----------  -----------
          Total costs and expenses                36,832       36,646
                                              -----------  -----------

Income (loss) from operations                     20,405       (7,521)
                                              -----------  -----------

Other income (expense):
   Interest income                                    21           22
   Interest expense                               (1,821)      (1,601)
                                              -----------  -----------
                                                  (1,800)      (1,579)
                                              -----------  -----------


Income (loss) before income taxes and
 cumulative effect of change in accounting
 principle                                        18,605       (9,100)
   Income taxes                                   (6,691)       3,286
                                              -----------  -----------


Income (loss) before cumulative effect of
 change in accounting principle                   11,914       (5,814)

Cumulative effect of change of accounting
 principle, net of income tax expense of
 $1,276                                            2,268            -
                                              -----------  -----------
Net income (loss)                                 14,182       (5,814)

Less dividends earned on preferred stock
 and accretion of discount                          (855)        (724)
                                              -----------  -----------

Net income (loss) available to common
 stockholders                                $    13,327  $    (6,538)
                                              ===========  ===========
Earnings per share:

Basic:
Before cumulative effect of change in
 accounting principle                        $      0.40  $     (0.24)
Cumulative effect of change in accounting
 principle                                   $      0.08  $         -
                                              -----------  -----------
Basic earnings (loss) per share              $      0.48  $     (0.24)
                                              ===========  ===========

Diluted:
Before cumulative effect of change in
 accounting principle                        $      0.37  $     (0.24)
Cumulative effect of change in accounting
 principle                                   $      0.07  $         -
                                              -----------  -----------
Diluted earnings (loss) per share            $      0.44  $     (0.24)
                                              ===========  ===========


Weighted average common shares used in
 computing income (loss) per share:
     Basic                                        27,651       27,371
     Incremental common shares                     4,850            -
                                              -----------  -----------
     Diluted                                      32,501       27,371
                                              ===========  ===========



                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)


                                                   Three Months Ended
                                                        March 31,
                                                   ---------  --------
                                                      2003      2002
                                                   ---------  --------
                                                       (unaudited)
Cash flows from operating activities:
  Net income (loss)                               $  14,182  $ (5,814)

Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
     Cumulative effect of change in accounting
      principle, net of tax                          (2,268)        -
     Depreciation, depletion and amortization        17,572    16,383
     Gain on sale of oil and natural gas assets        (207)        -
     Amortization of deferred revenue                     -      (868)
     Stock-based compensation                           126       127
     Deferred income taxes                            6,691    (3,286)
     Exploration expenditures                           311     1,828
     Amortization of deferred financing costs            86        59
     Non-cash effect of derivative instruments            -       514
     Other                                               50         -
                                                   ---------  --------
                                                     36,543     8,943

Changes in operating assets and liabilities,
 net of acquisition:
      Increase in trade accounts receivable         (20,708)   (2,419)
      Decrease in prepaid expenses                      703       662
      Increase in other assets                         (598)     (511)
      Increase (decrease) in accounts payable
       and accrued expenses                           8,996   (13,943)
     (Decrease) increase in other liabilities          (144)       31
                                                   ---------  --------

Net cash provided by (used in) operating
 activities                                       $  24,792  $ (7,237)
                                                   =========  ========

Reconciliation of discretionary cash flow:
    Net cash provided by (used in) operating
     activities                                      24,792    (7,237)
    Changes in working capital                       11,751    16,180
    Non-cash exploration expenditures                  (311)   (1,828)
    Total exploration expenditures                    1,307     2,322
                                                   ---------  --------
Discretionary cash flow                           $  37,539  $  9,437
                                                   =========  ========


    The table above reconciles discretionary cash flow to net cash provided by (used in) operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.



                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)


                                                Three Months Ended
                                                      March 31,
                                              ----------- ------------
                                                 2003         2002
                                              -----------  -----------
PRODUCTION AND PRICING
----------------------
Net production (per day):
   Oil (Bbls)                                      8,012        8,876
   Natural gas (Mcf)                              70,007       53,345
     Total (Boe)                                  19,680       17,767
Oil and natural gas revenues (in thousands):
   Oil                                       $    21,803  $    16,238
   Natural gas                                    35,151       13,303
     Total                                        56,954       29,541
Average sales prices (1) :
   Oil (per Bbl)                             $     30.24  $     20.33
   Natural gas (per Mcf)                            5.58         2.77
      Average (per Boe)                            32.16        18.47

OPERATIONAL STATISTICS
----------------------
Average costs (per Boe):
   Lease operating                           $      4.53  $      5.50
   Taxes, other than on earnings                    1.34         0.97
   Depreciation, depletion and amortization         9.92        10.25



(1) Prices are net of hedging transactions which had the following impact:

    -- Reduced oil and natural gas price realizations by $2.45 per barrel and $0.90 per Mcf, respectively, for the first quarter of 2003; and

    -- Increased natural gas price realizations by $0.28 per Mcf in the first quarter of 2002




                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                            (In Thousands)


                                               March 31,  December 31,
                                                 2003         2002
                                              ----------- ------------
                                              (Unaudited)
ASSETS
------
Current assets:
   Cash and cash equivalents                 $     2,883 $        116
   Trade accounts receivable                      46,532       25,824
   Deferred tax asset                              1,015        1,221
   Prepaid expenses                                1,165        1,868
                                              ----------- ------------
       Total current assets                       51,595       29,029

Property and equipment, at cost under the
   successful efforts method of accounting
   for oil and natural gas properties            522,778      471,840
Less accumulated depreciation, depletion and
   amortization                                 (146,061)    (121,034)
                                              ----------- ------------
      Net property and equipment                 376,717      350,806

Other assets                                       4,061        3,463
Deferred financing costs                             836          922
                                              ----------- ------------
       Total assets                          $   433,209 $    384,220
                                              =========== ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Accounts payable                          $    20,906 $      8,869
   Accrued expenses                               28,445       43,533
   Fair value of commodity derivative
    instruments                                    2,820        3,392
   Current maturities of long-term debt               94           92
                                              ----------- ------------
      Total current liabilities                   52,265       55,886

Long-term debt                                   118,663      103,687
Deferred income taxes                             17,001        9,033
Other                                             38,553       23,692
                                              ----------- ------------
                                                 226,482      192,298
Stockholders' equity:
   Preferred stock                                34,703       35,359
   Common stock                                      277          276
   Additional paid-in capital                    189,088      187,965
   Accumulated other comprehensive loss           (1,805)      (2,171)
   Accumulated deficit                           (15,536)     (29,507)
                                              ----------- ------------
         Total stockholders' equity              206,727      191,922
                                              ----------- ------------
         Total liabilities and stockholders'
          equity                             $   433,209 $    384,220
                                              =========== ============


    CONTACT: Energy Partners Ltd., New Orleans
             Al Petrie, 504/799-1953
             alpetrie@eplweb.com
             www.eplweb.com